Mr. Checkout®

381 SOUTH CENTRAL AVE.
OVIEDO, FL 32765

# GO-TO-MARKET DIRECT TO DISTRIBUTOR AGREEMENT

All changes or additions to the agreement will be considered binding when agreed upon by Mr. Checkout and the Company through any form of written consent, including email communication.

By signing below, the Company agrees to any services agreed upon by both parties in writing hereafter. The Company also agrees to the disclaimers below.

By signing this agreement, the Company gives Mr. Checkout permission to begin performing the below roles as agreed under this agreement.

## ROLES & RESPONSIBILITIES:

1. Mr. Checkout will build and maintain a client dashboard to which the Company will have access.
2. Mr. Checkout will be responsible for creating and maintaining an ongoing marketing program directed at distributors, wholesalers and wagon jobbers within it's network.
3. Mr. Checkout will organize and handle all communications with interested distributors and wholesale opportunities as they present.
4. Mr. Checkout will promote the customized landing page with the Company's information through Mr. Checkout's public relations and social media channels.
5. Company will send catalogs, sell sheets & product information to product manager, webmaster and relationship managers upon request.
6. Company will create content for press release to be relayed to Mr. Checkout's public relations agency.
7. Company will be expected to contact and consider all applicable distributors, buyers and wholesalers setup by Mr. Checkout.

## DISCLAIMERS:

1. **Collections Disclaimer:** In disputes for breach of warranty and/or breach of agreement, the prevailing party shall be entitled to its attorney's fees and costs. This agreement shall be interpreted under the laws of the State of Florida.

2. **Litigation Disclaimer:** In the rare event that Mr. Checkout be requested or subpoenaed to testify regarding financials in a court case involving the Company, Company will pay for additional hours spent on this matter by Mr. Checkout staff, and reimburse Mr. Checkout for all reasonable travel costs incurred.

COMPENSATION:

1a. **Commission Schedule:** Mr. Checkout shall earn a standard commission of 5% unless sales goals specified below are met. Other than standard Products, Programs, and Services, compensation may be amended as agreed to in writing by both parties on a case-by-case basis prior to product presentation to account. The term on commission shall not exceed twenty four (24) months from the introduction of the distributor.

• Commissions shall be reduced from 5% to 4% when sales are above $500,000 per month to $1,000,000



Commission Discount Schedule
1375000
1100000
825000
550000
275000
0
$500,000 a month & below
$500,000 - $1,000,000 a month
$1,000,000 a month an

per month. Commissions shall be reduced from 4% to 3% when sales are above $1,000,000 per month.

• Commissions shall be computed on the net invoice price of the product. The "net invoice price" shall be computed by deducting from the gross sales price, all taxes, freight, insurance charges, credits (arising from returns or other adjustments), discounts, rebates or allowances of any kind.

• Commissions on orders shall be considered earned to Mr. Checkout once the Company receives full payment on the invoice price for any particular order from any business introduced by Mr. Checkout. Existing Customers shall remain exempt from any due commissions, for which no commission shall be due Mr. Checkout. Company shall advise Mr. Checkout whether any Mr. Checkout Distributor is an Existing Customer within 2 weeks after Company received an order from such Distributor in Mr. Checkout network.

• Retainer on commission will be fully refunded in the case where there is no interest expressed from the distributors to Mr. Checkout. Interest is defined as a request for samples or a meeting with the supplier about the product lines.

1b. **Guaranteed Commissions:** Company would pay $5,000 retainer against the first $100,000 in sales. Retainer against commission shall be paid to Mr. Checkout via Credit Card, Check or Bank Wire. Subsequent commissions shall be paid to Mr. Checkout via check or bank wire during the first week of the subsequent quarter after the advance against retainer has been met.

COO | 11/22/17

Company Signature | Date

11/24/17

Mr. Checkout Signature | Date